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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                                             EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002


                                    Third Quarter     Third Quarter     Year-to-Date      Year-to-Date
                                    September 30,     September 30,     September 30,     September 30,
BASIC                                   2003              2002              2003              2002
                                    _____________     _____________     _____________     _____________
Earnings:
    Income applicable to common
     stock                            $1,734,567        $1,241,673        $4,668,260        $3,147,049
                                    ============      ============      ============      ============
Shares:
    Weighted average number of
     common shares outstanding         3,173,579         3,171,456         3,174,972         3,171,456
                                    ============      ============      ============      ============

Earnings per common share:
    Income applicable to common
     stock                                 $0.55             $0.39             $1.47             $0.99
                                    ============      ============      ============      ============

DILUTED

Earnings:
    Net income                        $1,734,567        $1,241,673        $4,668,260        $3,147,049
                                    ============      ============      ============      ============

Weighted average number of
    common shares outstanding          3,173,579         3,171,456         3,174,972         3,171,456

    Assuming exercise of options,
     reduced by the number of
     shares which could have
     been purchased with the
     proceeds from exercise of
     such options at the
     average issue price                 151,924            70,302           128,834            67,316

    Assuming conversion of
     preferred stock at a
     conversion rate of 1 to
     2.998 shares                              -                 -                 -                 -
                                     ___________      ____________      ____________       ___________
    Weighted average number of
     common shares outstanding,
     as adjusted                       3,325,503         3,241,758         3,303,806         3,238,772
                                     ===========      ============      ============       ===========

Fully diluted earnings per common
    share                                  $0.52             $0.38             $1.41             $0.97
                                     ===========      ============      ============       ===========


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